Exhibit 23.1

PricewaterhouseCoopers
Chartered Accountants
Dorchester House
7 Church Street
Hamilton HM 11
Bermuda
Telephone +1 (441) 295 2000
Facsimile +1 (441) 295 1242
www.pwc.com/bermuda

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, of Montpelier Re Holdings Ltd., of our report dated February 28, 2008 relating to the consolidated financial statements and financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS
Hamilton, Bermuda
December 1, 2008

A list of partners can be obtained from the above address

PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation